Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
ESAB Corporation

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-277500) and Form S-8 (No. 333-264047) of ESAB Corporation of our report dated August 6, 2026, with respect to the consolidated financial statements of Eddyfi Holding Inc. which report appears in the Form 8-K/A of ESAB Corporation dated August 6, 2026.